**For Immediate Release**

For more information, contact: Joseph W. Kiley III, President and Chief Executive Officer Rich Jacobson, Executive Vice President and Chief Financial Officer (425) 255-4400

           CORRECTING and REPLACING – First Financial Northwest, Inc.
Reports Second Quarter Net Income of $1.4 Million or $0.11 per Diluted Share
Renton, Washington – July 22, 2016 - First Financial Northwest, Inc. (the "Company") (NASDAQ GS: FFNW), the holding company for First Financial Northwest Bank (the "Bank"), announced corrections to its press release issued earlier today, Friday, July 22, 2016.  Specifically, the loan portfolio table on page 10 of the press release included misstated numbers for commercial real estate and multi-family loans for the comparable quarter ended June 30, 2015.  The complete, corrected release follows:

First Financial Northwest, Inc. (the "Company") (NASDAQ GS: FFNW), the holding company for First Financial Northwest Bank (the "Bank"), today reported net income for the quarter ended June 30, 2016, of $1.4   million, or $0.11 per diluted share, compared to net income of $1.8 million, or $0.14 per diluted share, for the quarter ended March 31, 2016, and $2.4 million, or $0.17 per diluted share, for the quarter ended June 30, 2015. In the first six months of 2016, net income was $3.3 million, or $0.26 per diluted share, compared to net income of $4.6 million, or $0.33 per diluted share, for the comparable period in 2015.

Changes in the provision for loan losses contributed significantly to the differences in net income between periods. Specifically, the Company recorded a $600,000 provision for loan losses in the quarter ended June 30, 2016, compared to a recapture of provision of $100,000 in the quarter ended March 31, 2016, and a recapture of provision of $500,000 in the quarter ended June 30, 2015. The provision in the quarter ended June 30, 2016 was related to growth in the Company's balances of net loans receivable. The recaptures in the prior periods were due primarily to the continued credit quality improvement of the Company's loan portfolio and recoveries of amounts previously charged off.

Net loans receivable increased $48.5 million to $766.0 million at June 30, 2016, compared to $717.5 million at March 31, 2016, and were $685.1 million at December 31, 2015, and $659.3 million at June 30, 2015.

"This is the first quarter in three years that we have recorded a provision for loan losses. This provision related solely to the growth in our loan portfolio and did not reflect a deterioration in asset quality, as our loan delinquencies and other asset quality metrics continued to remain low during the first half of the year. We are pleased with the year-to-date growth of $81.0 million in loans receivable and the provision for loan losses was deemed appropriate in conjunction with the loan growth," stated Joseph W. Kiley III, President and Chief Executive Officer. "This growth was achieved through internal loan origination channels and through external purchases of loans. Specifically, we supplemented our loan growth by purchasing $49.8 million in commercial real estate loans originated by others during the first two quarters of 2016, consisting of a $30.0 million purchase of eight loans in the quarter ended March 31, 2016, and $19.8 million purchase of five loans in the quarter ended June 30, 2016. A total of $40.2 million of these commercial real estate loan purchases were secured by properties located in Arizona, California, Colorado, Oregon, and Utah, in our efforts to geographically diversify our portfolio while meeting our investment and credit quality objectives," continued Kiley.

"In addition, I am pleased to update you on the success of our recent expansion efforts. Our Mill Creek office opened in September 2015 and its deposit base totaled $10.1 million at June 30, 2016. Our Edmonds office opened on March 21, 2016, and its deposit base had $8.6 million in deposits at June 30, 2016. An additional office in Renton opened on July 11, 2016, in the area known as The Landing, near the Boeing 737 plant at the south end of Lake Washington, utilizing the same successful design elements as our Mill Creek and Edmonds offices. I look forward to reporting on the growth of each of these offices in future quarters," concluded Kiley.

Highlights for the quarter ended June 30, 2016:
•
We repurchased 122,058 shares of our common stock during the quarter under the share repurchase plan approved by the Board of Directors in October 2015, at an average price of $13.38 per share. From October 29, 2015, through April 27, 2016, we repurchased a total of 800,199 shares under the plan at an average price of $13.02 per share. The share repurchase plan authorized the repurchase of 1.4 million shares and expired on April 27, 2016.

•	The Company's book value per share at June 30, 2016, increased to $12.71 from $12.52 at March 31, 2016, and $12.20 at June 30, 2015.
•	The Bank's Tier 1 leverage and total capital ratios at June 30, 2016, were 12.0% and 15.7%, respectively, compared to 11.8% and 16.8% at March 31, 2016, and 11.7% and 18.5% at June 30, 2015.
Based on management's evaluation of the adequacy of the Allowance for Loan and Lease Losses ("ALLL"), there was a $600,000 provision for loan losses for the quarter ended June 30, 2016. The following items contributed to this provision during the quarter:
•	The Company's net loans receivable increased $48.5 million during the quarter to $766.0 million at June 30, 2016, compared to $717.5 million at March 31, 2016, and $659.3 million at June 30, 2015.
•	Delinquent loans (loans over 30 days past due) decreased to $720,000 at June 30, 2016, compared to $1.4 million at March 31, 2016, and $3.6 million at June 30, 2015.
•	Nonperforming loans totaled $1.1 million at both June 30, 2016, and March 31, 2016, compared with $2.4 million at June 30, 2015.
•	Nonperforming loans as a percentage of total loans remained low at 0.14% at both June 30, 2016, and at March 31, 2016, compared to 0.36 % at June 30, 2015.
The ALLL represented 935% of nonperforming loans and 1.30% of total loans receivable, net of undisbursed funds, at June 30, 2016, compared to 899% and 1.30%, respectively, at March 31, 2016, and 439% and 1.58%, respectively, at June 30, 2015.
Nonperforming assets totaled $3.4 million at June 30, 2016, compared to $4.5 million at March 31, 2016, and $6.8 million at June 30, 2015. The decline in the Company's nonperforming assets between periods was due primarily to sales and market value adjustments of Other Real Estate Owned ("OREO").

The following table presents a breakdown of our nonperforming assets:

	Jun 30,	Mar 31,	Jun 30,	Three Month	One Year
	2016	2016	2015	Change	Change
	(Dollars in thousands)
Nonperforming loans:
One-to-four family residential	$1,019	$985	$252	$34	$767
Multifamily	-	-	1,683	-	(1,683)
Commercial real estate	-	-	407	-	(407)
Consumer	64	69	73	(5)	(9)
Total nonperforming loans	1,083	1,054	$2,415	29	(1,332)

OREO	2,331	3,405	4,416	(1,074)	(2,085)

Total nonperforming assets (1)	$3,414	$4,459	$6,831	$(1,045)	$(3,417)

Nonperforming assets as a
percent of total assets	0.34%	0.47%	0.72%

(1)   The difference between nonperforming assets reported above and the totals reported by other industry sources, is due to their inclusion of all Troubled Debt Restructured Loans ("TDRs") as nonperforming loans, although 99.5% of our TDRs were performing in accordance with their restructured terms at quarter end. The remaining 0.5% of TDRs that were nonperforming at quarter-end are reported above as nonperforming loans.

The following table presents a breakdown of our OREO by county and property type at June 30, 2016:

	County
	Pierce	Kitsap	Mason	Total OREO	Number of Properties	Percent of Total OREO
	(Dollars in thousands)
OREO:
Commercial real estate (1)	$1,320	$506	$505	$2,331	5	100.0%

Total OREO	$1,320	$506	$505	$2,331	5	100.0%

(1)	Of the five properties classified as commercial real estate, two are office/retail buildings and three are undeveloped lots.

OREO decreased to $2.3 million at June 30, 2016, compared to $3.4 million at March 31, 2016, and $4.4 million at June 30, 2015, due to sales and write-downs of OREO during the quarter and the preceding 12 months. We continue to actively market our OREO properties in an effort to minimize holding costs.

In circumstances where a customer is experiencing significant financial difficulties, the Company may elect to restructure the loan so the customer can continue to make payments while minimizing the potential loss to the Company. Such restructures must often be classified as TDRs.

The following table presents a breakdown of our TDRs:
	Jun 30, 2016	Mar 31, 2016	Jun 30, 2015	Three Month Change	One Year Change
	(Dollars in thousands)
Nonperforming TDRs:
One-to-four family residential	$189	$131	$-	$58	$189

Performing TDRs:
One-to-four family residential	30,116	32,284	38,189	(2,168)	(8,073)
Multifamily	1,580	1,587	1,609	(7)	(29)
Commercial real estate	4,941	4,964	7,765	(23)	(2,824)
Consumer	43	43	43	-	-

Total performing TDRs	36,680	38,878	47,606	(2,198)	(10,926)

Total TDRs	$36,869	$39,009	$47,606	$(2,140)	$(10,737)

% TDRs classified as performing	99.5%	99.7%	100.0%

Net interest income for the second quarter of 2016 increased to $8.2 million, compared to $7.8 million for the first quarter of 2016, and $7.6 million in the second quarter of 2015, due primarily to increases in interest income.

Interest income totaled $9.9 million during the quarter ended June 30, 2016, compared to $9.6 million in the quarter ended March 31, 2016, and $9.2 million in the quarter ended June 30, 2015. These increases related primarily to growth in average balances in loans receivable, including continued growth in higher yielding construction and commercial real estate loans and an increase in balances in the Bank's investment securities portfolio.

Interest expense remained relatively stable at $1.7 million for the quarter ended June 30, 2016, compared to $1.8 million for the quarter ended March 31, 2016, and $1.7 million for the quarter ended June 30, 2015. The higher level in the quarter ended March 31, 2016, was primarily the result of costs associated with redemptions of certain brokered certificates of deposit ("CDs"). Specifically, we redeemed $14.6 million in callable brokered CDs in the quarter ended March 31, 2016, and issued $14.1 million in new brokered CDs at lower interest rates. These redemptions require that the remaining unamortized fees relating to the original acquisition of the deposits be recognized at the time of redemption. These redemptions had a favorable impact in the second quarter as these redemptions were executed to decrease future interest expense on these deposits. Balances of brokered certificates of deposit were little changed between periods, totaling $65.6 million at June 30, 2016, and at March 31, 2016, compared to $66.1 million at June 30, 2015. Advances from the Federal Home Loan Bank increased $70 million to $161.5 million at June 30, 2016, compared to $91.5 million at March 31, 2016, to fund the growth in loans receivable.

Our net interest margin was 3.63% for the quarter ended June 30, 2016, compared to 3.46% for the quarter ended March 31, 2016, and 3.42% for the quarter ended June 30, 2015. The increase in the most recent quarter was primarily attributable to a $49.2 million reduction in the average balances of low-yielding interest earning deposits outstanding during the quarter ended June 30, 2016, compared to the prior quarter. These funds shifted into higher yielding loans, including growth in multi-family loans, commercial real estate loans, and construction loans and recent purchases of higher yielding investment securities. These investment security purchases increased the proportion of securities that have longer maturities and higher yields in order to enhance our interest income.

Noninterest income for the quarter ended June 30, 2016, totaled $708,000, compared to $480,000 in the quarter ended March 31, 2016, and $357,000 in the quarter ended June 30, 2015, due primarily to increased income from wealth management services and Bank Owned Life Insurance ("BOLI"). The increase in the quarter ended June 30, 2016, related to an increase in income from our wealth management services to $281,000 compared to $210,000 in the quarter ended March 31, 2016 and $23,000 in the quarter ended June 30, 2015, that represented the initial two months of offering wealth management services. During the quarter ended June 30, 2016, the Bank replaced one of its BOLI policies with a higher yielding policy that increased its income from BOLI during the quarter.

Noninterest expense for the quarter ended June 30, 2016, increased to $6.1 million from $5.8 million in the quarter ended March 31, 2016, and $4.9 million during the quarter ended June 30, 2015. For the quarter ended June 30, 2016, increases in salaries and employee benefits and occupancy and equipment expenses related to hiring staff for the new office in the Landing in Renton, and the recent opening of new offices in Edmonds and Mill Creek, along with increased professional fees, contributed to the increase in the current quarter. The quarter ended June 30, 2016, included $75,000 in OREO related expenses, compared to $237,000 in the quarter ended March 31, 2016, and a $7,000 gain in the quarter ended June 30, 2015. Changes to the Company's unfunded commitment reserve, which is included in other general and administrative expenses, also contributed significantly to the increase in noninterest expense, with an expense of $153,000 in the quarter ended June 30, 2016, compared to a $19,000 expense in the quarter ended March 31, 2016, and $75,000 in the quarter ended June 30, 2015. This unfunded commitment reserve expense can vary significantly each quarter, based on the amount believed by management to be sufficient to absorb estimated probable losses related to unfunded credit facilities, and reflects changes in the amounts that the Company has committed to fund but has not yet disbursed. The increase in our construction lending activity was the primary reason for the increase in the quarter ended June 30, 2016.

First Financial Northwest, Inc. is the parent company of First Financial Northwest Bank; a Washington State chartered commercial bank headquartered in Renton, Washington, serving the Puget Sound Region through its four full-service banking offices. We are a part of the ABA NASDAQ Community Bank Index and the Russell 3000 Index. For additional information about us, please visit our website at ffnwb.com and click on the "Investor Relations" link at the bottom of the page.

Forward-looking statements:

When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the "SEC"), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "believe," "will," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "plans," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include, but are not limited to, the following: increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in the Company's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission – that are available on our website at www.ffnwb.com and on the SEC's website at www.sec.gov.

Any of the forward-looking statements that we make in this Press Release and in the other public statements are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2016 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, us and could negatively affect our operating and stock performance.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Dollars in thousands, except share data)
(Unaudited)

Assets	Jun 30, 2016	Mar 31, 2016	Jun 30, 2015	Three Month Change	One Year Change

Cash on hand and in banks	$6,051	$6,552	$5,550	(7.6)%	9.0%
Interest-earning deposits	31,454	21,706	101,424	44.9	(69.0)
Investments available-for-sale, at fair value	136,028	135,133	116,913	0.7	16.3
Loans receivable, net of allowance of $10,134, $9,471, and $10,603, respectively	766,046	717,483	659,273	6.8	16.2
Premises and equipment, net	18,206	18,166	16,934	0.2	7.5
Federal Home Loan Bank ("FHLB") stock, at cost	7,631	4,831	6,537	58.0	16.7
Accrued interest receivable	3,158	3,114	3,033	1.4	4.1
Deferred tax assets, net	3,438	3,917	6,195	(12.2)	(44.5)
Other real estate owned ("OREO")	2,331	3,405	4,416	(31.5)	(47.2)
Bank owned life insurance ("BOLI")	23,700	23,474	22,932	1.0	3.3
Prepaid expenses and other assets	1,193	1,462	1,225	(18.4)	(2.6)
Total assets	$999,236	$939,243	$944,432	6.4%	5.8%

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing deposits	$25,137	$21,186	$20,531	18.6%	22.4%
Interest-bearing deposits	635,073	647,370	603,177	(1.9)	5.3
Total Deposits	660,210	668,556	623,708	(1.2)	5.9
Advances from the FHLB	161,500	91,500	135,500	76.5	19.2
Advance payments from borrowers for taxes and insurance	2,144	3,624	1,581	(40.8)	35.6
Accrued interest payable	114	106	145	7.5	(21.4)
Investment trade payable	-	-	578	n/	a	(100.0)
Other liabilities	5,813	6,279	5,349	(7.4)	8.7
Total liabilities	$829,781	$770,065	$766,861	7.8%	8.2%

Stockholders' Equity
Preferred stock, $0.01 par value; authorized 10,000,000 shares; no shares issued or outstanding	$-	$-	$-	n/	a	n/	a
Common stock, $0.01 par value; authorized 90,000,000 shares; issued and outstanding
13,327,916 shares at June 30, 2016 13,510,400 shares at March 31, 2016 14,552,324 shares at June 30, 2015	133	135	146	(1.5)%	(8.9)%
Additional paid-in capital	131,312	132,564	146,240	(0.9)	(10.2)
Retained earnings, substantially restricted	44,640	43,954	39,900	1.6	11.9
Accumulated other comprehensive income/(loss), net of tax	423	(140)	(533)	(402.1)	(179.4)
Unearned Employee Stock Ownership Plan ("ESOP") shares	(7,053)	(7,335)	(8,182)	(3.8)	(13.8)
Total stockholders' equity	169,455	169,178	177,571	0.2	(4.6)
Total liabilities and stockholders' equity	$999,236	$939,243	$944,432	6.4%	5.8%

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Income Statements
(Dollars in thousands, except share data)
(Unaudited)

	Quarter Ended
	Jun 30, 2016	Mar 31, 2016	Jun 30, 2015	Three Month Change	One Year Change
Interest income
Loans, including fees	$9,048	$8,727	$8,658	3.7%	4.5%
Investments available-for-sale	757	675	495	12.1	52.9
Interest-earning deposits with banks	47	113	65	(58.4)	(27.7)
Dividends on FHLB Stock	44	47	3	(6.4)	1,366.7
Total interest income	9,896	9,562	9,221	3.5	7.3
Interest expense
Deposits	1,441	1,483	1,333	(2.8)	8.1
FHLB advances	272	298	320	(8.7)	(15.0)
Total interest expense	1,713	1,781	1,653	(3.8)	3.6
Net interest income	8,183	7,781	7,568	5.2	8.1
Provision (recapture of provision) for loan losses	600	(100)	(500)	(700.0)	(220.0)
Net interest income after provision (recapture of provision) for loan losses	7,583	7,881	8,068	(3.8)	(6.0)

Noninterest income
BOLI income	225	165	136	36.4	65.4
Other	483	315	221	53.3	118.6
Total noninterest income	708	480	357	47.5	98.3

Noninterest expense
Salaries and employee benefits	3,841	3,774	3,251	1.8	18.1
Occupancy and equipment	488	508	314	(3.9)	55.4
Professional fees	561	468	458	19.9	22.5
Data processing	251	190	188	32.1	33.5
Net loss (gain) on sale of OREO property	89	(1)	(2)	(9,000.0)	(4,550.0)
OREO market value adjustments	-	258	(46)	(100.0)	(100.0)
OREO related expenses, net	(14)	(20)	41	30.0	(134.1)
Regulatory assessments	117	120	116	(2.5)	0.9
Insurance and bond premiums	86	88	89	(2.3)	(3.4)
Marketing	40	36	54	11.1	(25.9)
Other general and administrative	613	352	411	74.1	49.1
Total noninterest expense	6,072	5,773	4,874	5.2	24.6
Income before federal income tax provision	2,219	2,588	3,551	(14.3)	(37.5)
Federal income tax provision	779	763	1,183	2.1	(34.2)
Net income	$1,440	$1,825	$2,368	(21.1)%	(39.2)%

Basic earnings per share	$0.12	$0.14	$0.17
Diluted earnings per share	$0.11	$0.14	$0.17
Weighted average number of common shares outstanding	12,390,234	12,744,694	13,756,336
Weighted average number of diluted shares outstanding	12,530,720	12,905,527	13,916,314

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Income Statements
(Dollars in thousands, except share data)
(Unaudited)

	Six Months Ended
	Jun 30,
	2016	2015	One Year Change
Interest income
Loans, including fees	$17,775	$17,234	3.1%
Investments available-for-sale	1,432	1,007	42.2
Interest-earning deposits with banks	160	129	24.0
Dividends on FHLB Stock	91	5	1,720.0
Total interest income	19,458	18,375	5.9
Interest expense
Deposits	2,924	2,647	10.5
FHLB advances	570	638	(10.7)
Total interest expense	3,494	3,285	6.4
Net interest income	15,964	15,090	5.8
Provision (recapture of provision) for loan losses	500	(600)	(183.3)
Net interest income after provision (recapture of provision) for loan losses	15,464	15,690	(1.4)

Noninterest income
BOLI	390	156	150.0
Other	798	292	173.3
Total noninterest income	1,188	448	165.2

Noninterest expense
Salaries and employee benefits	7,615	6,665	14.3
Occupancy and equipment	996	652	52.8
Professional fees	1,029	812	26.7
Data processing	441	348	26.7
Loss (gain) on sale of OREO property, net	87	(531)	(116.4)
OREO market value adjustments	257	4	6,325.0
OREO related expenses, net	(34)	(7)	385.7
Regulatory assessments	237	232	2.2
Insurance and bond premiums	174	181	(3.9)
Marketing	78	87	(10.3)
Other general and administrative	965	721	33.8
Total noninterest expense	11,845	9,164	29.3
Income before federal income tax provision	4,807	6,974	(31.1)
Federal income tax provision	1,542	2,377	(35.1)
Net income	$3,265	$4,597	(29.0)%

Basic earnings per share	$0.26	$0.33
Diluted earnings per share	$0.26	$0.33
Weighted average number of common shares outstanding	12,567,464	13,895,872
Weighted average number of diluted shares outstanding	12,718,155	14,057,198

The following table presents a breakdown of our loan portfolio (unaudited):

	Jun 30, 2016		Mar 31, 2016		Jun 30, 2015
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
One-to-four family residential:
Permanent owner occupied	$146,762	17.3%	$147,912	18.8%	$152,764	21.9%
Permanent non-owner occupied	104,970	12.4	108,905	13.8	105,046	15.1
	251,732	29.7	256,817	32.6	257,810	37.0

Multifamily:
Permanent	132,189	15.6	129,553	16.4	120,758	17.3
Construction	35,565	4.2	21,115	2.7	2,265	0.3
	167,754	19.8	150,668	19.1	123,023	17.6
Commercial real estate:
Permanent	285,449	33.7	258,946	32.9	233,652	33.5
Land	16,822	2.0	14,700	1.9	7,598	1.1
	302,271	35.7	273,646	34.8	241,250	34.6
Construction/land development: (1)
One-to-four family residential	64,312	7.6	50,770	6.4	30,448	4.4
Multifamily	41,716	4.9	35,436	4.5	19,438	2.8
Commercial	-	-	-	-	4,300	0.6
Land development	5,773	0.7	7,513	1.0	8,013	1.1
	111,801	13.2	93,719	11.9	62,199	8.9

Business	7,208	0.9	6,548	0.8	6,275	0.9
Consumer	6,333	0.7	5,972	0.8	7,051	1.0
Total loans	847,099	100.0%	787,370	100.0%	697,608	100.0%
Less:
Loans in Process ("LIP")	68,979		58,172		25,182
Deferred loan fees, net	1,940		2,244		2,550
ALLL	10,134		9,471		10,603
Loans receivable, net	$766,046		$717,483		$659,273

(1)
Excludes construction loans that will convert to permanent loans. The Company considers these loans to be "rollovers" in that one loan is originated for both the construction loan and permanent financing. These loans are classified according to the underlying collateral categories in the table above instead of being listed in the Construction/land development category. At June 30, 2016, March 31, 2016, and June 30, 2015, $16.8 million, $14.7 million, and $7.6 million respectively, of commercial real estate loans were not included in the construction/land development category because the Company classifies raw land or buildable lots (where it does not intend to finance the construction) as commercial real estate land loans.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Measures

	At or For the Quarter Ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
	2016	2016	2015	2015	2015
	(Dollars in thousands, except per share data)
Performance Ratios:
Return on assets	0.60%	0.76%	0.86%	1.01%	1.00%
Return on equity	3.41	4.34	4.87	5.50	5.28
Dividend payout ratio	51.81	42.04	36.86	33.33	35.29
Equity-to-assets ratio	16.96	18.01	17.42	17.78	18.80
Interest rate spread	3.49	3.31	3.18	3.22	3.26
Net interest margin	3.63	3.46	3.33	3.38	3.42
Average interest-earning assets to average interest-bearing liabilities	118.96	118.86	119.77	120.33	120.01
Efficiency ratio	68.29	69.88	66.04	66.34	61.50
Noninterest expense as a percent of average total assets	2.53	2.41	2.17	2.22	2.06
Book value per common share	$12.71	$12.52	$12.40	$12.32	$12.20

Capital Ratios: (1)
Tier 1 leverage ratio	12.02%	11.81%	11.61%	11.74%	11.70%
Common equity tier 1 capital ratio	14.42	15.55	16.36	16.57	17.26
Tier 1 capital ratio	14.42	15.55	16.36	16.57	17.26
Total capital ratio	15.67	16.80	17.62	17.83	18.52

Asset Quality Ratios: (2)
Nonperforming loans as a percent of total loans	0.14	0.14	0.16	0.35	0.36
Nonperforming assets as a percent of total assets	0.34	0.47	0.48	0.68	0.72
ALLL as a percent of total loans	1.30	1.30	1.36	1.48	1.58
ALLL as a percent of nonperforming loans	935.30	898.92	872.17	417.70	439.05
Net charge-offs (recoveries) to average loans receivable, net	(0.01)	(0.02)	(0.03)	(0.04)	(0.09)

Allowance for Loan Losses:
ALLL, beginning of the quarter	$9,471	$9,463	$10,146	$10,603	$10,508
Provision (Recapture of provision)	600	(100)	(900)	(700)	(500)
Charge-offs	-	(19)	-	(22)	-
Recoveries	63	127	217	265	595
ALLL, end of the quarter	$10,134	$9,471	$9,463	$10,146	$10,603

Nonperforming Assets:
Nonperforming loans: (2) (3)
Nonaccrual loans	$894	$923	$954	$2,429	$2,415
Nonaccrual TDRs	189	131	131	-	-
Total nonperforming loans	1,083	1,054	1,085	2,429	2,415
OREO	2,331	3,405	3,663	4,235	4,416
Total nonperforming assets	$3,414	$4,459	$4,748	$6,664	$6,831

Performing TDRs	$36,680	$38,878	$42,128	$46,606	$47,606
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(1) Capital ratios are for First Financial Northwest Bank only.
(2) Loans are reported net of undisbursed funds.
(3) There were no loans 90 days or more past due and still accruing interest.